EXHIBIT 4.1
SHARE PURCHASE AGREEMENT
May 12, 2021
Iberdrola, S.A.
Plaza Euskadi, 5
48009 BILBAO (Bizkaia)
(the “Purchaser”)

Avangrid, Inc.
180 Marsh Hill Road
Orange, Connecticut
(the “Company”)
Ladies and Gentlemen:
The Company and the Purchaser (each a “Party” to this agreement) are executing and delivering this agreement (this “Agreement”) in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.
Reference is made to the Shareholder Agreement, dated as of December 16, 2015 (as amended, supplemented or otherwise modified, the “Shareholder Agreement”), by and between the Purchaser and the Company, which, among other matters, provides the Purchaser with certain preemptive and other rights thereunder. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Shareholder Agreement.
Prior to the date of this Agreement, the Company has communicated to the Purchaser its desire to issue and sell an aggregate of $4,000,000,000 of the Company’s Common Stock (the “Financing”) in a private placement transaction, and the Purchaser has communicated to the Company its desire to exercise its rights to purchase shares of the Company’s Common Stock provided under the Shareholder Agreement in full. At the request of the Company, this Agreement is being entered into to memorialize such exercise as well as the Purchaser’s waiver of various notice periods and certain other rights of the Purchaser under Section 4.1 of the Shareholder Agreement, in order to assist the Company in connection with, and to support execution of, the Financing and the Concurrent Issuance (as defined below).
I.    The Shares
Subject to the satisfaction or waiver by Purchaser of the conditions described in Section III, the Purchaser hereby agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to the Purchaser, concurrently with the issuance and sale of shares of Common Stock for the aggregate consideration of $740,000,000 to one other purchaser in the Financing at a price per share of Common Stock equal to the purchase price as set forth on Schedule I hereto (the “Concurrent Issuance”), shares of Common Stock for the aggregate consideration of $3,260,000,000 (the “Purchaser Shares”) and at a price per share of Common Stock equal to the purchase price as set forth on Schedule I hereto (the “Purchase Price”).
The closing of the sale of the Purchaser Shares shall take place at the offices of White & Case, LLP, 1221 Avenue of the Americas, New York, NY 10020 or at such other place (including virtually, via the electronic exchange of documents and signatures) as the Purchaser and the Company may mutually agree. The date and time of the Closing shall be 10:00 a.m., New York City time, on May 18, 2021 (the fourth business day after the date hereof) (the “Closing Date”), (i) with payment for the applicable Purchaser Shares to be made to the Company by wire transfer of immediately available funds on the Closing Date and (ii) with delivery of the applicable Purchaser Shares registered, as applicable, in the name of the Purchaser with the Securities Act legend set forth in Exhibit A attached thereto and otherwise free and clear of all liens, with any transfer or stamp taxes duly paid by the Company.
II.    Representations and Warranties
(a)The Company represents and warrants to the Purchaser that:
(i)the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(ii)the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement;
(iii)this Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by the Purchaser, constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);
(iv)the consummation of this Agreement and the fulfillment of the terms hereof will not conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter, by-laws or similar organizational document, as applicable of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the cases at clauses (ii) and (iii) for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”);
(v)the Company is not in violation or default of (i) any provision of its charter, by-laws or similar organizational document, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except in the case of clauses (ii) and (iii) above, for any such default or violation that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(vi)at the Closing, the Purchaser will acquire good and marketable title to the Purchaser Shares, free and clear of all claims, liens, charges, pledges, security interests or other encumbrances or adverse claims (other than restrictions on transfer under the federal securities laws).
(b)The Purchaser hereby represents and warrants to the Company that it
(i)is acquiring the Purchaser Shares for its own account and not on behalf of, or with a view to or for immediate resale of such Purchaser Shares or any interest therein to, a third party,
(ii)is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Purchaser Shares; and
(iii)has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Purchaser Shares contemplated hereby.
III.    Conditions to the Purchaser’s Obligations to Purchase the Purchaser Shares
The obligation of the Purchaser hereunder to purchase the Purchaser Shares from the Company, and of the Company to sell the Purchaser Shares to the Purchaser, will be subject to the satisfaction or, in the case of clauses (b) and (c), waiver by the Purchaser of the following conditions on or prior to the applicable Closing Date:
(a)the closing of the Concurrent Issuance;
(b)delivery to the Purchaser of legal opinions, dated the Closing Date, provided by counsel to Company, with respect to matters customary for a private placement of this type and with due regard to any legal opinions being provided to any purchaser in the Concurrent Issuance; and

(c)delivery to the Purchaser of a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section II above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
The condition set forth in the foregoing clauses (b) and (c) is for the Purchaser’s sole benefit and may be waived by the Purchaser in its sole discretion.
IV.    Termination
This Agreement shall terminate (a) by mutual written consent of either Party, (b) automatically upon termination of the Concurrent Issuance or (c) automatically if the Closing shall not have occurred by May 30, 2021. Notwithstanding the foregoing, the indemnity provisions contained in Section V and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.
V.    Miscellaneous
(a)The Company hereby agrees to indemnify and hold harmless each of the Purchaser and each of their respective affiliates, directors, officers, agents and employees and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnitees”) from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to any of the transactions contemplated by this Agreement, including but not limited to those arising from a breach of the representations and warranties and/or covenants set forth under Section II above. For the avoidance of doubt and notwithstanding the foregoing, the Company shall not be deemed to indemnify and hold harmless the Indemnitees from and against any losses resulting from a decrease in the trading price of their Common Stock.
(b)This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.
(c)This Agreement shall be deemed to satisfy the Company’s obligations under the Shareholder Agreement with respect to the delivery of a notice of issuance with respect to the Firm Shares and any Option Shares and shall constitute the Purchaser’s waiver of rights pursuant to Section 4.1 of the Shareholder Agreement.
(d)This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(e)This Agreement shall be subject to sections 8.9 and 8.10 of the Shareholder Agreement.

[Signature Page Follows]

Sincerely,

IBERDROLA, S.A.,
a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain
By:	/s/ Julián Martínez-Simancas Sánchez
Name:	Julián Martínez-Simancas Sánchez
Title:	Secretary of the Board of Directors

Accepted and agreed to:

AVANGRID, INC.,
a New York corporation
By:	/s/ Douglas Stuver
Name:	Douglas Stuver
Title:	Senior Vice President – Chief Financial Officer

AVANGRID, INC.,
a New York corporation
By:	/s/ Scott Tremble
Name:	Scott Tremble
Title:	Senior Vice President – Controller

EXHIBIT A
THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY MAY BE MADE EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER IF THE COMPANY AND THE TRANSFER AGENT HAVE BEEN FURNISHED WITH DOCUMENTATION AS MAY REASONABLY BE REQUIRED BY THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT.

Schedule I
Purchase Price: $51.40 per share.